Exhibit 99
                       OMI Corporation Announces Dividend

     STAMFORD, Conn.--(BUSINESS WIRE)--June 4, 2004--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced today that its Board of Directors has declared a regular dividend of $0.05 per share payable on July 14, 2004 to holders of record June 24, 2004.
     OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 37 vessels, primarily Suezmaxes and product carriers, aggregating 3.0 million deadweight tons. The Company currently has 23 of its vessels on time charter. OMI now has on order six 37,000 and 47,000 dwt ice class 1A product carriers. Two of the vessels are scheduled to be delivered in 2004, three in 2005 and the last in 2006.

    CONTACT: OMI Corporation, Stamford
             Fredric S. London, 203-602-6789